EXHIBIT 99.1
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UPDATE--SEMOTUS SOLUTIONS ENTERS AGREEMENT TO MERGE WITH CITYTALK

Wednesday November 15, 10:52 am ET

LEADING MOBILE ENTERPRISE SOFTWARE PROVIDER SEES EXCITING GROWTH POTENTIAL WITH EXPERIENCED CITYTALK MANAGEMENT TEAM LOS GATOS, Calif., Nov. 15, 2006

(PRIMEZONE) -- Semotus Solutions, Inc. (AMEX:DLK - News), a software solutions company for enterprise mobility, today announced that it has entered into a definitive agreement to merge with Citytalk, Inc. ("CTI"), an emerging player in the fast-growing cellular market. Privately held CTI was founded by Richard Sullivan, former Chairman and CEO of Applied Digital Solutions (NASDAQ:ADSX -
News) and Digital Angel Corporation (AMEX:DOC - News), and Steve Keaveney, an experienced telecommunications entrepreneur.

Semotus Solutions provides software for the enterprise, wirelessly connecting people to critical business systems, information and processes. Semotus has a Fortune 1000 customer base and over a decade of experience in serving the enterprise market with wireless software and service solutions. Semotus will continue as a division of the combined company and both companies are expected to benefit from joining forces and exploiting the synergies that will result from this merger.

Commenting on the proposed merger, Anthony LaPine, CEO of Semotus, stated: "Our extensive experience in the wireless marketplace has helped us identify and evaluate the exciting CTI growth opportunity. We have carefully examined CTI's strategy to acquire tower infrastructure and cellular operations in key markets in the continental U.S. and we've concluded that CTI's proven management team is poised to take advantage of the growth potential in the wireless space. We are very excited about the possibilities that CTI presents for Semotus and believe that this is a promising opportunity to create long term value for our shareholders. I am also pleased that Mr. Sullivan has made a personal investment of $225,000 in Semotus in the form of a convertible note."

Richard Sullivan, Citytalk Chairman and CEO, added: "The experience of the CTI team in executing acquisitions, growing operations, building networks and accessing the capital markets should coalesce to provide exciting growth opportunities for both Semotus and CTI shareholders. Key acquisitions are an important part of our strategy. In fact, we have an agreement in place that will close at or before the time of the Semotus acquisition to acquire mobile wireless operations and tower assets serving markets in the West, Mid-South and Southeast. So we'll be able to hit the ground running by immediately rolling out networks and services to customers."

Continuing, Richard Sullivan noted: "CTI's goal is to remove the price and complexity barriers that prevent potential customers from using wireless service. We believe that large segments of the U.S. population currently do not use wireless service because they find existing service plans too confusing or fear they cannot control the cost of service. Those with poor credit tend to use traditional prepaid services with per minute costs that are four-to-ten times higher than CTI's services."

As Chairman and CEO of Applied Digital Solutions, Sullivan executed a technology rollup involving 42 acquisitions, increasing the company's share price from $2.50 to a peak of $18 per share. During Sullivan's decade-long tenure as Chairman and CEO, Applied Digital was one of the highest volume traded stocks on Nasdaq. Sullivan launched and oversaw the strategic development of VeriChip, the world's first human implantable RFID (Radio Frequency Identification) microchip with a wide range of medical information, security, and financial verification applications. Sullivan also served as Chairman and CEO of Digital Angel Corporation (AMEX:DOC - News). In 1970, he was a founding member of the management team of Manufacturing Data Systems, Inc., which listed at $7.50 per share and was sold to Schlumberger N.V. in 1980 at $65 per share. Although Mr. Sullivan's achievements are no guarantee of future success, Semotus believes this merger offers tremendous potential to improve and enhance the Company's long term value proposition to the benefit of its shareholders.
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Pending regulatory review and approval, the merger is expected to be submitted to both companies' shareholders for approval before the end of the year and is expected to close in early 2007.The merger requires shareholder approval of both companies as well as other customary closing conditions. This merger is also contingent upon CTI raising at least $60,000,000 concurrent with the close. Although the merger and related financing will necessitate the issuance of a substantial amount of Semotus restricted common stock, Semotus shareholders will own approximately 10% of the combined company at the close of the transaction. It is currently expected that the combined company will have meaningful revenues and will be profitable.

Concluding, Richard Sullivan stated, "CTI is eager to leverage the strong Semotus software technology platform and the executive talents of Mr. LaPine. I have requested that Mr. LaPine serve as Vice Chairman of the combined company and have secured a commitment from him to remain for at least three years to help execute the ambitious plans I have for the future. In exchange, Mr. LaPine has been offered an equity position in CTI which is expected to result in a post transaction ownership in the combined company of approximately 5%. I look forward to working closely with Mr. LaPine and leveraging his 40 years of experience in technology and management to achieve my vision for the future."

An SEC form 8K will be filed within the next 24 hours which will include a complete copy of the signed Definitive Agreement.

About Citytalk, Inc.

Citytalk ("CTI") is a merger vehicle founded by Richard Sullivan, former CEO and Chairman of Applied Digital Solutions and Digital Angel Corporation and telecom business entrepreneur Steve Keaveney to acquire tower infrastructure and flat rate cellular operations in key markets in the continental U.S. CTI is in advanced negotiations for the acquisition of a significant tower asset, spectrum and cellular portfolio.

About Semotus Solutions, Inc.

Founded in 1993, Semotus Solutions (AMEX:DLK - News) is a provider of software for the mobile enterprise, connecting people to critical business systems, information and processes. Semotus has a Fortune 1000 customer base including Lockheed Martin, Blue Cross Blue Shield, Coca-Cola, Hewlett Packard, Nextel Communications, JP Morgan Chase and The United Nations. Semotus Solutions' software provides mobility, convenience, efficiency and profitability in the areas of workforce automation, finance, health care and m-commerce. For more information, please visit the following web sites: http://www.semotus.com; http://www.hiplinkwireless.com; http://www.clickmarks.com; http://www.xb.com.

This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "intends," "believes," and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, the ability to secure additional sources of finance, the ability to reduce operating expenses, and other factors described in the Company's filings with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward-looking statement due to such risks and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.